Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Finwise Bancorp pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated May 13, 2021, except for the changes in authorized shares and the effects of the stock split discussed in Note 1 to the financial statements, as to which the date is July 30, 2021, relating to the consolidated financial statements of Finwise Bancorp and subsidiary, and to the reference to our firm under the heading “Experts” included in Finwise Bancorp’s Amendment No. 4 to the Registration Statement (No. 333-257929) on Form S-1and related prospectus.

/s/ Moss Adams LLP

Spokane, Washington
November 19, 2021